Exhibit T3A-31

MEMORANDUM OF ASSOCIATION

OF

WEATHERFORD (NOVA SCOTIA) ULC

1.             The name of the Company is Weatherford (Nova Scotia) ULC.

2.                                      There are no restrictions on the objects and powers of the Company and the Company shall expressly have the following powers:

(1)           to sell or dispose of its undertaking, or a substantial part thereof;

(2)           to distribute any of its property in specie among its members; and

(3)           to amalgamate with any company or other body of persons.

3.             The liability of the members is unlimited.

The undersigned is desirous of being formed into a company in pursuance of this Memorandum of Association, and agrees to take the number and kind of shares in the capital stock of the Company written opposite its name below:

Weatherford Canada Ltd.	Address:	515 Post Oak Blvd., Suite 600, Houston. TX 77027
Number of shares subscribed: Ten common shares

/s/ Burt M. Martin
per: Burt M. Martin, Senior Vice President & Secretary

TOTAL SHARES TAKEN: Ten common shares

Dated this 23rd day of June, 2004.

Witness to above signature:	/s/ Nadia Matt
Signature of Witness:

Nadia Matt
Print Name and Address

515 Post Oak Boulevard, Suite 600, Houston, Texas 77027, U.S.A.
Print Address